UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 26, 2023

RREEF Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-55598		45-4478978
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

875 Third Avenue, 26th Floor	New York,	NY	10022
(Address of Principal Executive Offices)			(Zip Code)
(212) 454-4500
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 26, 2023 (the "Closing Date"), RPT Flats at Carrs Hill, LLC ("RPT Flats at Carrs Hill"), a Delaware limited liability company and an indirect wholly-owned subsidiary of RREEF Property Trust, Inc. (the “Company”), as borrower, entered into a loan agreement (the "Agreement"), providing for a $25.5 million, non-recourse loan (the "Loan") from Nationwide Life Insurance Company ("Nationwide"), which is not affiliated with the Company or any of its affiliates. The Loan is secured by RPT Flats at Carrs Hill, which owns the residential property, The Flats at Carrs Hill.

The interest rate for the Loan is fixed at 5.51% with interest-only payments for the entire seven year term. The maturity date of the Loan is July 1, 2030 with no extension options. The Agreement permits voluntary prepayment of the full amount of the Loan subject to payment of the applicable prepayment premium, which is equal to the greater of (a) a yield maintenance calculation or (b) 1% of the outstanding principal balance of the Loan on the prepayment date. The Loan can be prepaid at par during the seventh year of the term. Additionally, the Agreement contains a one-time option for the Loan to be assumed by a new borrower subject to satisfaction, in Nationwide’s sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding principal balance of the Loan.

Proceeds of the Loan were used to fully prepay and release the existing $14.5 million mortgage loan on RPT Flats at Carrs Hill (the "Prior Loan") with the remaining proceeds being used to pay down the outstanding balance on the Company's existing line of credit with Wells Fargo Bank. In connection with origination of the Loan and release of the Prior Loan, the Company incurred approximately $436,000 of costs.

Also, in connection with the Loan, RPT Flats at Carrs Hill executed an environmental indemnity agreement (the "Indemnity") to and for the benefit of Nationwide, which provides for certain indemnifications if the use of the property owned by RPT Flats at Carrs Hill is not in material compliance with current Environmental Laws (as defined in the Indemnity).

The foregoing descriptions of the Agreement and the Indemnity do not purport to be complete and are qualified in their entirety by reference to the complete text of these agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events

On June 26, 2023, the Company sold a 64,217 rentable square-foot Class A medical office building located in Dedham, Massachusetts ("Allied Drive"). Allied Drive was sold to Remedy Properties, Inc., which is not affiliated with the Company or any of its affiliates, for $41.9 million. Allied Drive was originally purchased on September 27, 2016 for a gross purchase price of $34.0 million, exclusive of closing costs. The sale proceeds were used to pay down the Company's existing line of credit with Wells Fargo Bank.

On June 29, 2023, the Company declared distributions for each of the Company's classes of common stock. The net distribution per share of each class of the Company's common stock was payable according to the table below on June 30, 2023 to stockholders of record as of June 29, 2023.

	Gross Distribution per Share	Less: Dealer Manager and Distribution Fees per Share	Net Distribution per Share
Class A	$0.07497	$(0.01226)	$0.06271
Class I	$0.07497	$(0.00625)	$0.06872
Class D	$0.07497	$—	$0.07497
Class M-I	$0.07497	$—	$0.07497
Class N	$0.07497	$—	$0.07497
Class T	$0.07497	$(0.01208)	$0.06289
Class T2	$0.07497	$(0.01010)	$0.06487
Class Z	$0.07497	$—	$0.07497

Item 9.01 Financial Statement and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Loan Agreement, dated as of June 26, 2023, between RPT Flats at Carrs Hill, LLC, as borrower, and Nationwide Life Insurance Company, as lender.
10.2	Indemnity Agreement, dated as of June 26, 2023 by RPT Flats at Carrs Hill, LLC for the benefit of Nationwide Life Insurance Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric Russell
Name:	Eric Russell
Title:	Chief Financial Officer
        Date: June 30, 2023